Exhibit 3.22
INVACARE HOLDINGS, LLC
DECLARATION OF LIMITED LIABILITY COMPANY
          THIS DECLARATION OF LIMITED LIABILITY COMPANY (the “Declaration”) is made effective as of the 20th day of August, 2001, by Invacare International Corporation, an Ohio corporation (the “Member”).
TERMS OF AGREEMENT
ARTICLE 1
DEFINITIONS
          Section 1.1 Definitions. Any capitalized term used in this Declaration shall have the meaning ascribed to such term in Schedule A hereto, unless otherwise expressly provided herein or unless the context otherwise clearly requires.
ARTICLE 2
ORGANIZATION
          Section 2.1 Formation; Name. The Member has executed this Declaration for the purpose of establishing and governing the Company. The name of the Company shall be “Invacare Holdings, LLC”.
          Section 2.2 Articles of Organization; Foreign Qualification. On August 20, 2001, the Company was formed by executing and delivering an Articles of Organization to the Secretary of State of the State of Ohio in accordance with and pursuant to the Act. Prior to the Company’s conducting intrastate business in any jurisdiction other than the State of Ohio, the Member shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. The Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.
          Section 2.3 No State Law Partnership; Liability to Third Parties. The Member intends that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that the Member not be a partner or joint venturer of anyone else with respect to the Company. Except as otherwise required by law, the Member shall not be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.
          Section 2.4 Principal Place of Business. The principal place of business of the Company shall be located at One Invacare Way, Elyria, Ohio 44035, or at such other address as shall be designated from time to time by the Member.
ARTICLE 3
PURPOSES AND POWERS, REGISTERED OFFICE AND REGISTERED AGENT,
AND TERM OF COMPANY
          Section 3.1 Purposes and Powers. The Company has been formed for the purpose of conducting any business that may lawfully be conducted by a limited liability company formed under the Act. The Company shall have all of the powers granted to a limited liability company under the laws of the State of Ohio.
          Section 3.2 Registered Agent. The registered agent for service of process on the Company in the State of Ohio shall be Thomas R. Miklich, whose address is One Invacare Way, Elyria, Ohio 44035.
          Section 3.3 Term. The Company as herein constituted shall continue until terminated pursuant to law or the provisions of this Agreement.
ARTICLE 4
CAPITAL CONTRIBUTIONS
          Section 4.1 Member’s Contributions. Contemporaneously with the execution of this Declaration, the Member shall make an initial Capital Contribution to the Company. Additional Capital Contributions to the Company shall be made from time to time in such amounts as may be determined by of the Member.
          Section 4.2 Return of Contributions. The Member shall be entitled to the return of its Capital Contributions upon the terms and conditions contained in this Declaration. No interest shall be due or payable on either the Member’s Capital Account or its Capital Contribution. An unreturned Capital Contribution shall not be a liability of the Company.

ARTICLE 5
PROFITS AND LOSSES; DISTRIBUTIONS; ACCOUNTING MATTERS
          Section 5.1 Allocation of Profits and Losses. All of the profits and losses of the Company shall be allocated to the Member.
          Section 5.2 Distributions. Excess Cash Flow shall be calculated and distributed to the Member as and when determined by the Member.
          Section 5.3 Withdrawals. The Member shall be entitled to make withdrawals from its Capital Account at any time.
          Section 5.4 Books; Fiscal Year. (a) The books of the Company shall be kept on the accrual basis and in accordance with generally accepted accounting principles consistently applied. The Member shall cause the Company to keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions and proceedings under this Declaration, and all such accounts and other records relating thereto shall be open to inspection and audit at all reasonable times by the Member.
          (b) The fiscal year of the Company shall be the calendar year.
          Section 5.5 Tax Returns. The Member shall cause to be prepared and filed all necessary federal and state tax returns for the Company.
ARTICLE 6
OFFICERS
          Section 6.1 Officers. The Company may have a President and such other officers as the Member from time to time may appoint. All officers are subject to removal at any time at the discretion of the Member. The officers shall have those duties as are customarily possessed by such officers of an Ohio corporation, except as such duties may be limited or expanded by action of the Member.
          Section 6.2 Initial Officers. The Member hereby designates the following individuals to serve as the initial officers off the Company:

Gerald B. Blouch	President
Thomas R. Miklich	Secretary and Treasurer

ARTICLE 7
INDEMNIFICATION OF MEMBER AND OFFICERS
     The Company agrees to indemnify the Member and each officer, to the fullest extent permitted by law, and to save and hold the Member and each officer harmless from, and in respect of, all (1) fees, costs and expenses incurred in connection with or resulting from any claim, action or demand against such indemnified party or the Company that arise out of or in any way relate to the Company, its properties, business or affairs, and (2) such claims, actions and demands, and any losses or damages resulting from such claims, actions, and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, action or demand; provided, however, that this indemnification shall apply only so long as the Member or the officer, as the case may be, has acted in good faith on behalf of the Company, in a manner reasonably believed by him or her to be within the scope of his or her authority under this Agreement and in the best interests of the Company, and only if such action or failure to act did not constitute willful misconduct, fraud or gross negligence. Expenses, including attorneys’ fees, incurred by the Member or officer, as the case may be, in defending any proceeding referred to in this Article, shall be paid by the Company, in advance of the final disposition of such proceeding, upon receipt of an undertaking by or on behalf of the Member or officer, as the case may be, to repay such amount, if it shall ultimately be determined that she is not entitled to be indemnified by the Company as authorized in this Article.
ARTICLE 8
DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY
          Section 8.1 Dissolution. The Company shall be dissolved and its affairs wound up on the first to occur of the following:
(a)	the written election of the Member to dissolve;

(b)	the expiration of the term specified in Section 3.3 of this Declaration; and

(c)	an entry of a decree of judicial dissolution of the Company.
          Section 8.2 Liquidation and Termination. On dissolution of the Company, the Member shall act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to manage the Company assets with all of the power and authority of the Member. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the liquidator to minimize any losses resulting from liquidation. The liquidator, as promptly as possible after dissolution, shall apply the proceeds of liquidation as set forth in the remaining sections of this Article 8.

          Section 8.3 Payment of Debts. The assets shall first be applied to the payment of the liabilities of the Company and the expenses of liquidation.
          Section 8.4 Remaining Distribution. The remaining assets shall then be distributed to the Member.
          Section 8.5 Reserve. Notwithstanding the foregoing provisions, the liquidator may retain such amount as it deems necessary as a reserve for any contingent liabilities or obligations of the Company, which reserve, after the passage of a reasonable period of time, shall be distributed pursuant to the provisions of this Article 8.
          Section 8.6 Final Accounting. The Member shall be furnished with a statement prepared by the Company’s certified public accountants, which shall set forth the assets and liabilities of the Company as of the date of the complete liquidation. Upon the compliance by the liquidator with the foregoing distribution plan, the liquidator shall execute and cause to be filed a Certificate of Cancellation and any and all other documents necessary with respect to termination and cancellation of the Company under the Act.
ARTICLE 9
AMENDMENTS
This Declaration may be amended only by action of the Member.
ARTICLE 10
MISCELLANEOUS
          Section 10.1 Governing Law. The Company and this Declaration shall be governed by and construed in accordance with the laws of the State of Ohio.
          Section 10.2 Titles and Captions. All titles and captions are for convenience only, do not form a substantive part of this Declaration, and shall not restrict or enlarge any substantive provisions of this Declaration.
          Section 10.3 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

          IN WITNESS WHEREOF, the Member has caused this Declaration to be executed and delivered by its duly authorized representative as of the day and year first above written.

MEMBER:

INVACARE INTERNATIONAL
CORPORATION

By:

Print Name:

Title:

SCHEDULE A
          For purposes of the foregoing Declaration of Limited Liability Company (the “Declaration”), the following terms shall have the meanings respectively ascribed to them in this Schedule, which shall be treated as part of the terms of the Declaration:
          Act: “Act” shall mean Ohio Limited Liability Company Act, Ohio Revised Code Sections 1705 et seq., as amended from time to time.
          Capital Contribution: “Capital Contribution” shall mean the amount in cash (or other property) contributed by the Member (or such Member’s predecessor in interest) to the capital of the Company for such Member’s Membership Interest in the Company.
          Cash Flow: “Cash Flow” shall mean all revenue received by the Company from Company operations, or from the sale, exchange or other disposition of all or any part of the assets of the Company or from the refinancing of any indebtedness on the assets owned by the Company, less all expenses of every kind (before deduction for cost recovery or other non-cash expenses) of the Company for any period.
          Code: “Code” shall mean the Internal Revenue Code of 1986, as amended.
          Company: “Company” shall mean Invacare Holdings, LLC, an Ohio limited liability company.
          Declaration: “Declaration” shall mean the Declaration of Limited Liability Company of the Company as the same may be amended from time to time in accordance with its terms.
          Excess Cash Flow: “Excess Cash Flow” shall mean Cash Flow of the Company in excess of such reserves as the Member reasonably determines are necessary from time to time for the efficient operation of the Company’s business.
          IRS: “IRS” shall mean the Internal Revenue Service.
          Member: “Member” shall mean Invacare International Corporation, and any Person hereafter admitted to the Company as a Member as provided in the Declaration.
          Membership Interest: “Membership Interest” shall mean the entire interest of a Member in the Company, including (but not limited to) rights to distributions (liquidating or otherwise) and allocations.
          Person: “Person” shall have the meaning given that term in Section 1705 of the Act.

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